Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

January 3, 2012

among

LEADFORMIX, INC.,

CALLIDUS SOFTWARE INC.,

SC ACQUISITION INC.

and

SRIHARI P. SAMPATH-KUMAR,
AS SHAREHOLDER REPRESENTATIVE

i

INDEX TO EXHIBITS

Company Disclosure Schedule

Exhibit A	Agreement of Merger
Exhibit B	Form of Noncompetition Agreement
Exhibit C	Form of Advisor Letter Agreement
Exhibit D	Form of Repayment and Release Agreement

Annex A	List of Key Employee Shareholders
Annex B	List of Advisor Recipients
Annex C	List of Wage Recipients
Annex D	List of Shareholder Notes

Schedule 1.01(a)	Settlement Agreement
Schedule 1.01(b)	Transfer Agreement
Schedule 1.01(c)	Special Tax Items

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of January 3, 2012 (the “Closing Date”), by and among LEADFORMIX, INC.,   a California corporation (the “Company”), Callidus Software Inc., a Delaware corporation (“Parent”), SC Acquisition Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and  Srihari P. Sampath-Kumar, as shareholder representative (the “Shareholder Representative”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance California Law, Parent and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors and Shareholders of the Company have approved this Agreement and the other transactions contemplated hereby; and

WHEREAS, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, each of the Key Employee Shareholders (as defined below) executed and delivered a noncompetition agreement in the form attached hereto as Exhibit B (collectively, the “Noncompetition Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Expenses” means all unpaid fees and expenses accrued or incurred  prior to Effective Time by or on behalf of the Company or any of its Subsidiaries in connection with the negotiation of the terms and conditions of this Agreement and consummation of the Merger or any of the other transactions contemplated hereby, including all legal, accounting, investment banking and financial advisory fees and expenses (including amounts payable to the Persons set forth on Section 4.19 of the Company Disclosure Schedule), other than any fees incurred by or on behalf of Parent. For the avoidance of doubt, any fees and expenses that are contingent upon the Effective Time shall be deemed to have been accrued immediately prior to the Effective Time.

“Adjusted Closing Working Capital Amount” means the difference of the consolidated current assets minus consolidated current liabilities (which shall include, for the purposes hereof, a liability of $125,000 in respect of the Special Tax Items), in each case of the Company and its Subsidiaries as of immediately prior to the Effective Time, excluding (i) the Deductions and (ii) all Tax assets and liabilities (other than the liability of $125,000 in respect of the Special Tax Items), including any provision for deferred Tax assets or liabilities, it being understood that the Adjusted Closing Working Capital Amount may be a negative number.

“Adjusted Closing Working Capital Target” means $0.

“Advisor Payment Amount” means $22,338, representing the aggregate amount payable to the individuals specified in Annex B (collectively, the “Advisor Recipients”) pursuant and subject to Section 2.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Residual Amount” means the Merger Consideration less the Series A Preferred Preference Amount.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, judicial decision, governmental restriction or other similar requirement or restriction enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets or properties, in each case as amended unless expressly specified otherwise.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Applicable Law to close.

“California Law” means the California Corporations Code.

“Cash-Out Amount” means the sum of the Advisor Payment Amount and Wage Payment Amount.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Control Payments” means all amounts (including any bonus, severance or other payments) that shall become payable (whether currently or in the future) (whether paid or unpaid prior to the Effective Time) to any employees, consultants or contractors of the Company or any of its Subsidiaries or any other Third Party as a result of or in connection with any “change of control” provision binding on the Company or any of its Subsidiaries triggered by entrance into this Agreement, the Merger or any other transaction contemplated by this Agreement (either alone or together with any other trigger event).

“Closing Adjustment” means the amount equal to the difference of (A) the amount by which Adjusted Closing Working Capital Amount exceeds the Adjusted Closing Working Capital Target, which amount, if any, shall be a positive number, or the amount by which the Adjusted Closing Working Capital Target exceeds Adjusted Closing Working Capital Amount, which amount, if any, shall be a negative number, minus (B) without duplication, the sum of (i) all Change of Control Payments, plus (ii) all Acquisition Expenses, plus (iii) all Indebtedness of the Company or any of its Subsidiaries as of immediately prior to the Effective Time, (iv) all Employer Taxes (other than Employer taxes arising under FICA), plus (v) any Pre-Closing Dissenting Share Payments, plus (vi) the Cash-Out Amount, plus (v) the Transaction Payment Amount (the amounts specified in this subclause (B) being referred to as the “Deductions”), it being understood that the Closing Adjustment may be a negative number.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date.

“Company Balance Sheet Date” means   November 30, 2011.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, taken together.

“Company Class A Common Stock” means shares of Class A Common Stock of the Company, no par value per share.

“Company Class B Common Stock” means shares of Class B Common Stock of the Company, no par value per share.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock, taken together.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated as of the date hereof with respect to this Agreement that has been delivered by the Company to Parent simultaneously with the execution hereof.

“Company Equity Plans” means a plan or arrangement approved by the Company providing for the issuance of options or other rights to acquire from the Company, or undertakings, promises or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

“Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or other), operations, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, to the extent the following do not disproportionately affect the Company and its Subsidiaries, taken as a whole, compared to similarly situated businesses, any material adverse effect relating to or arising from (A) any changes (after the date hereof) in GAAP or Applicable Law, (B) any change in general economic or market conditions in the industries or markets in which the Company operates or affecting United States or foreign economies in general, or (C) any natural disasters, acts of war, armed hostilities, sabotage or terrorism, or a material escalation or worsening thereof.

“Company Preferred Stock” means shares of Series A Preferred Stock of the Company, no par value per share.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Stock Option” means each unexpired and unexercised option in respect of any shares of Company Capital Stock granted under any Company Equity Plan.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of September 21, 2011 between Parent and the Company.

“Covered Tax” means any (A) Tax of the Company or any of its Subsidiaries described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period (other than any such Tax attributable to actions by Parent on the Closing Date following the Closing that are outside of the ordinary course of business), (B) Tax described in clause (ii) or (iii) of the definition of Tax, (C) Tax of the Company or any of its Subsidiaries resulting from a breach by the Company of any representation, covenant or agreement contained herein and (D) Tax resulting from the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement.

“Employer Taxes” means all payroll taxes or similar employer taxes, including all required FICA, FUTA, Medicare or similar state Tax or non-U.S. contributions, including payment of the Cash-Out Amount, due in connection with any bonuses or other compensatory payments contemplated by this Agreement.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other Third Party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business or assets of the Company and its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body, or (ii) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any infectious or medical waste, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, toxic mold, and any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations for borrowed money or extensions of credit of others secured by a Lien (other than Permitted Liens) on any asset of such Person, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the obligations described in clauses (i)-(v) above, of any other Person, (vii) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (viii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (ix) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Indemnity Exception” means an amount equal to $25,000.

“Indemnity Holdback” means $1,500,000.

“Intellectual Property Rights” means rights in (i) inventions, whether or not patentable, reduced to practice, or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) databases and data collections, (viii) any other similar type of proprietary intellectual property right and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Key Employee Shareholders” means the employees specified in Annex A hereto.

“knowledge” of any Person that is not an individual means the actual knowledge after due inquiry of such Person’s officers.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property, asset or right, any mortgage, lien, pledge, charge, security interest, hypothecation, option, right of first refusal, easement, right of way, lease, sublease, license (other than nonexclusive licenses to Intellectual Property Rights), sublicense, covenant, restriction on transfer or use, title defect, encroachment or other encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Merger Consideration” means the sum of (i) $9,000,000 plus (ii) the Final Closing Adjustment.

“Outstanding Series A Preferred Shares” means the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Outstanding Shares” means all of the outstanding shares of Company Capital Stock, on an as-converted to Company Common Stock basis, as of immediately prior to the Effective Time.

“Owned Intellectual Property Rights” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries or that are licensed to the Company or any of its Subsidiaries for its use on an exclusive basis.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Per Share Residual Amount” means the quotient obtained by dividing (A) the Aggregate Residual Amount by (B) the number of Outstanding Shares.

“Permitted Liens” means (i) Liens for Taxes which are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the Company Balance Sheet in accordance with GAAP, (ii) imperfections of title which are not substantial in amount relative to the property affected and which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby,(iii) Liens for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary cause of business; (iv) any interest or title of a lessor or sublessor, as lessor or sublessor, under a lease or sublease of real property occupied by the Company or any of its Subsidiaries; (v) any interest or title of any licensor with respect to any licensed rights set forth in any Material Contract; and liens imposed by law and consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers.

“Pledged Shares” means the Outstanding Shares pledged to the Company by the Shareholder Debtors as security for the performance of their respective obligations under the Shareholder Notes.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Pro Rata Portion” means, with respect to each Shareholder, the percentage equal to the quotient obtained by dividing (i) the amount of cash issuable pursuant to Section 2.03 hereof in respect of the shares of Company Capital Stock owned by such Shareholder as of the Effective Time, by (ii) the aggregate amount of cash payable to all Shareholders pursuant to Section 2.03 hereof in respect of Company Capital Stock owned by such Shareholders as of the Effective Time.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, in each case acting in such capacity.

“Series A Preferred Preference Amount” means that amount equal to the lesser of (A) the Outstanding Series A Preferred Shares multiplied by the Series A Preferred Preference Per Share and (B) the Merger Consideration.

“Series A Preferred Preference Per Share” means, for each share of Company Series A Preferred Stock, an amount equal to the lesser of (A) $0.80 and (B) the Merger Consideration divided by the Outstanding Series A Preferred Shares .

“Settlement Agreement” means that certain agreement specified in Schedule 1.01(a).

“Shareholders” means, at any time, the holders of shares of Company Capital Stock at such time, or at any time at and after the Effective Time, the Persons who held shares of Company Capital Stock immediately prior to the Effective Time.

“Shareholder Notes” means the secured promissory notes payable to the Company by the individuals (the “Shareholder Debtors”) specified in Annex D and in the amounts next to each Shareholder Debtor’s name (each such amount, a “Debt Obligation”).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Special Tax Items” means any Tax liabilities specified in Schedule 1.01(c).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any Person that is not acquired pursuant to this Agreement, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, statement, election, disclosure, schedule, form, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, statement, election, disclosure, schedule, form, declaration or other information.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Effective Time binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the 1934 Act, other than Parent or any of its Representatives.

“Transaction Payment Amount” means $119,266.

“Transfer Agreement” means that certain agreement specified in Schedule 1.01(b).

“Wage Payment Amount” means $246,454, representing the aggregate amount payable to the individuals specified in Annex C (collectively, the “Wage Recipients”) pursuant to Section 2.12(a).

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Advisor Recipients	1.01
Agreement	Preamble

Term	Section
Allocation Certificate	2.05
Allocation Date	2.05
Board Approval	4.02(b)
Certificates	2.08
Claim	9.04
Closing	2.02
Closing Date	Recitals
Company	Preamble
Company Financial Statements	4.07
Company Indemnified Person	6.01
Company Products	4.14
Company Securities	4.05(b)
Company Services	4.14(b)
Debt Obligation	1.01
Dissenting Share Payments	2.09
Dissenting Shares	2.09
Estimated Closing Adjustment	2.05(a)(i)
Effective Time	2.02
Employee Plans	4.23
Exchange Agent	2.08(a)
Final Closing Adjustment	2.06(d)
Indemnification Notice	9.04
Indemnified Parties	9.02
Indemnity Holdback Remainder	9.06(c)
Indemnifying Party	9.05
Initial Payment	2.03(a)
International Plan	4.23(h)
Losses	9.02
Material Contract	4.10(b)
Merger	Recitals
Merger Filings	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.23(b)
Noncompetition Agreements	Recitals
Officer’s Certificate	9.06(a)
Parent	Preamble
Pending Claim Amount	9.06(c)
Permits	4.17
Post-Closing Dissenting Share Payments	2.09
Pre-Closing Dissenting Share Payments	2.09
Referee	7.04
Release Agreement	2.12(a)
Repayment Agreement	2.12(c)
Seller Group	11.14

Term	Section
Specified Representations	9.01
Shareholder Approval	4.02(b)
Shareholder Debtors	1.01
Shareholder Representative	Preamble
Surviving Corporation	2.01
Survival Period	9.01
Tax Contest	7.03(c)
Tax Loss	7.03
Third Party Claim	9.05(a)
Third Party Interests	4.06
Transfer Taxes	7.01(a)
Wage Recipients	1.01
WSGR	11.14

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  References to “law” or  “laws” shall be deemed also to include any Applicable Law.  References to “$” and “dollars” are to the currency of the United States.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with California law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under California Law.

Section 2.02.  Closing; Effective Time.   On the Closing Date, the parties hereto shall file an agreement of merger in customary form as provided in Exhibit A hereto with the Secretary of State of the State of California and make all other filings or recordings required by Applicable Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the agreement of merger is duly filed with the Secretary of State of the State of California or at such later time as may be specified in the agreement of merger.

Section 2.03.  Effect on Capital Stock in the Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action by any party or any Shareholder:

(a)        other than Dissenting Shares and shares of Company Capital Stock described in clauses (c) or (d) below, and subject to Section 2.03(b) ;

(i)    each outstanding share of Company Preferred Stock will be converted automatically into the right to receive an amount in cash, without interest, equal to the Series A Preferred Preference Per Share plus an amount in cash, without interest, equal to the Per Share Residual Amount;

(ii)   each outstanding share of Company Common Stock will be converted automatically into the right to receive an amount in cash, without interest, equal to the Per Share Residual Amount.

(b)        Of the aggregate Merger Consideration, (i) $7,500,000, plus the Estimated Closing Adjustment, shall, subject to Section 2.08, be paid simultaneous with the Effective Time (such amount, the “Initial Payment”) and (ii) the Indemnity Holdback shall be payable in accordance with Section 2.04, Article 7 and Article 9;

(c)        each share of Company Capital Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(d)        each share of Company Capital Stock held by any Subsidiary of either the Company or Parent at the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(e)        each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04.  Indemnity Holdback Payments.

(a)        The Indemnity Holdback shall be withheld from the aggregate Merger Consideration payable to the Shareholders pursuant to Section 2.03(a) and shall be disbursed in accordance with the terms of Articles 7 and 9.

Section 2.05.  Allocation Certificate.  (a) Prior to or on the date hereof, the Company delivered to Parent (the date of such delivery, the “Allocation Date”) a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer of the Company certifying as to the accuracy and completeness, in each case as of the date hereof, of:

(i)    the Company’s good faith estimate of the Closing Adjustment (the “Estimated Closing Adjustment”), including individual estimates of each of the items of the Closing Adjustment, including each element of such item, and a description thereof;

(ii)   the Company’s calculation of the Merger Consideration, the number of Outstanding Shares, Outstanding Series A Preferred Shares, Series A Preferred Preference Amount, Aggregate Residual Amount and the Per Share Residual Amount, in each case based upon the Estimated Closing Adjustment;

(iii)  the name and mailing address of each Shareholder as set forth in the Company’s records; and

(iv)  (A) the aggregate amount of Merger Consideration payable to each Shareholder after the Effective Time, (B) each Shareholder’s Pro Rata Portion of the Indemnity Holdback (C) each Shareholder’s Pro Rata

Portion of the Initial Payment payable to each Shareholder pursuant to Section 2.03(b) and (D) any required withholding (if any) with respect to each Shareholder, in each case based upon the Estimated Closing Adjustment.

(b)        The Allocation Certificate shall be deemed the definitive calculation of the amounts payable to the Shareholders, in connection with the Merger and the disbursement thereof, except with respect to such adjustments as may be provided under Section 2.06.  Parent shall be entitled to rely on the Allocation Certificate for all such disbursements and upon such disbursements shall have no responsibility or liability on account of its acting in accordance with same.

Section 2.06.  Finalization of the Closing Adjustment

(a)        As promptly as practicable, but no later than 90 days, after the Closing Date, Parent will cause to be prepared and delivered to the Shareholder Representative Parent’s calculation of the Closing Adjustment.

(b)        If the Shareholder Representative disagrees with Parent’s calculations delivered pursuant to Section 2.06(a), the Shareholder Representative may, within 30 days after delivery of the calculations referred to in Section 2.06(a), deliver a notice to Parent disagreeing with such calculations and setting forth the Shareholder Representative’s calculation of such amounts.  Any such notice of disagreement shall specify those items or amounts as to which the Shareholder Representative disagrees, and the Shareholder Representative, on behalf of the Shareholders, shall be deemed to have agreed with all other items and amounts contained in the calculations delivered pursuant to Section 2.06(a).

(c)        If a notice of disagreement shall be delivered pursuant to Section 2.06(b), Parent and the Shareholder Representative shall, during the 20 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment, which amounts shall not be less than the amounts thereof shown in Parent’s calculations delivered pursuant to Section 2.06(a) nor more than the amounts thereof shown in the Shareholder Representative’s calculations delivered pursuant to Section 2.06(b).  If, during such period, Parent and the Shareholder Representative are unable to reach such agreement, they shall promptly thereafter cause KPMG or another firm of independent accountants of nationally recognized standing reasonably satisfactory to Parent and the Shareholder Representative to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Adjustment.  In making such calculation(s), such independent accountants shall consider only those items or amounts in Parent’s calculations of the Closing Adjustment as to which the Shareholder Representative has disagreed.  Such independent accountants shall deliver to Parent and the Shareholder Representative, as promptly as practicable, a report setting forth such calculation(s).  Such report shall be final and binding upon Parent, the Shareholder Representative and the Shareholders.  The cost of such review and report shall be borne equally by Parent, on the one hand, and the Shareholders, on the other hand.

(d)                       “Final Closing Adjustment” means the Closing Adjustment as shown in Parent’s calculation delivered pursuant to Section 2.06(a), if no notice of disagreement with respect thereto is timely delivered pursuant to Section 2.06(b); or if such a notice of disagreement is timely delivered, as agreed by Parent and the Shareholder Representative pursuant to Section 2.06(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.06(c); provided that, in no event shall the Final Closing Adjustment be less than Parent’s calculation of the Closing Adjustment delivered pursuant to Section 2.06(a) or more than the Shareholder Representative’s calculation of the Closing Adjustment delivered pursuant to Section 2.06(b); provided further, that if and only if the Final Closing Adjustment as determined in accordance with the preceding sentences of this definition is within $25,000 of the Estimated Closing Adjustment, then the Final Closing Adjustment shall be deemed to be equal to the Estimated Closing Adjustment.

(e)                        Parent and the Shareholder Representative agree that they will, and agree to cause their respective independent accountants and the Surviving Corporation to, cooperate and assist in the preparation of the calculation of the Closing Adjustment and in the conduct of the audits and reviews referred to in this Section, including the making available to the extent necessary of books, records, work papers and personnel.

(f)                          For the purposes of calculating the Adjusted Closing Working Capital Amount and Final Closing Adjustment, the following exchange rate shall be used to translate all amounts denominated in Indian rupees (IDR) into U.S. dollars (USD): 53.065 INR equals $1 U.S. dollar. With the exception of the foregoing sentence, all amounts in this Agreement are denominated in U.S. dollars.

Section 2.07.  Payments Following Finalization of the Closing Adjustment

(a)                        If the Estimated Closing Adjustment exceeds the Final Closing Adjustment, each of the Shareholders shall be liable for his or her Pro Rata Portion of such excess, and such amounts shall first be paid out of the Indemnity Holdback (to the extent the amount of such excess is less than the then remaining amount of the Indemnity Holdback), with any remaining excess amount to be paid by the Shareholders to Parent based on each Shareholders Pro Rata Portion thereof.  If the Final Closing Adjustment exceeds the Estimated Closing Adjustment, the Parent shall pay to each Shareholder the amount of his or her Pro Rata Portion of such excess.  If the Final Closing Adjustment is equal to (or deemed pursuant to Section 2.06(d) to be equal to) to the Estimated Closing Adjustment, no payments shall be made pursuant to this Section 2.07.

(b)                       Any payment to Shareholders or Parent pursuant to Section 2.07(a) shall be made within 20 Business Days after the Final Closing Adjustment has been determined.  In the case of a payment by Parent, such payment shall be made in the same manner as the Initial Payment, subject in each case to Section 2.08 and the other provisions of this Article 2.  In the case of payments by the Shareholders (to the extent the Indemnity Escrow has been exhausted), such payments shall be made by delivery to Parent of a certified or official bank check payable in immediately available funds or by causing such payments to be credited to such account of Parent as may be designated by Parent.

Section 2.08.  Surrender and Delivery. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Company Capital Stock entitled to receive the cash amounts pursuant to Section 2.03(a) (such certificates, the “Certificates”).  Promptly following the Effective Time, Parent shall deposit with the Exchange Agent the aggregate amount of the Initial Payment to be delivered in respect of the Certificates.  Prior to or promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each Shareholder a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b)                       Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.03(a) shall be entitled to receive, upon surrender to the Exchange Agent of such Certificates, together with a properly completed letter of transmittal, the cash amounts payable pursuant to Section 2.03(a) in respect of the Company Capital Stock represented by such Certificates; provided that the aggregate amount of Merger Consideration payable to any holder pursuant to Section 2.03(a) shall, in each case, be subject to holdback in an amount equal to such Shareholders’ Pro Rata Portion of the Indemnity Holdback in accordance with Section 2.04.  Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such cash amounts pursuant to Section 2.03(a) hereof.

(c)                        If any portion of the aggregate Merger Consideration is to be delivered to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such delivery that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                       From and after the Allocation Date, there shall be no further registration or transfers of shares of Company Capital Stock.

(e)                        Neither Parent nor any of its Affiliates shall be liable to any Shareholder for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

(f)                          Any amounts remaining unclaimed by holders of shares of Company Capital Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.09.  Dissenting Shares.  Notwithstanding Section 2.03(a), any Outstanding Shares held by a Shareholder who has not voted in favor of the approval of this Agreement and the transactions contemplated hereby (including the Merger) or consented thereto in writing and who has demanded appraisal for the Outstanding Shares held by such Shareholder in accordance with California Law (“Dissenting Shares”) shall not be converted into a right to receive any portion of the Merger Consideration unless such Shareholder thereafter waives or otherwise loses its dissenters’ rights, and the Shareholder thereof shall be entitled only to such rights as are provided by California law.  If, after the Effective Time, such Shareholder waives or otherwise loses its dissenters’ rights to appraisal, such Outstanding Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the portion of the Merger Consideration applicable thereto (as and when paid in accordance with this Agreement) in accordance with this Article 2, without interest, and shall be deemed not to be Dissenting Shares.  The Company shall give Parent prompt notice of any dissenters’ demands for payment received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle, settle or hold any discussions with respect to, any such demands.  Following the Effective Time, except with the prior written consent of the Shareholder Representative, neither the Surviving Corporation nor Parent shall make any payment with respect to, or offer to settle, settle or hold any discussions with respect to, any such demands.  Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), then (A) to the extent such

Dissenting Share Payments are paid or incurred prior to the Effective Time (“Pre-Closing Dissenting Share Payments”), they shall be deducted from the Merger Consideration (as provided in the definition thereof) and (B) to the extent such Dissenting Share Payments are paid or incurred after the Effective Time (“Post-Closing Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 9.02 hereof.

Section 2.10.  Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  If Exchange Agent, Parent or the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.  Parent and the Surviving Corporation shall undertake to timely pay over and deliver the withheld amounts as required by law and shall indemnify and hold harmless the Person from who so withheld from and against any and all Losses (as defined in Section 9.02) incurred or suffered by such Person by reason of any failure to do so.

Section 2.11.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration due in respect of the shares of Company Capital Stock evidenced by such Certificate, as contemplated by this Article 2.

Section 2.12.  Payment of the Wage Payment Amount and Advisor Payment Amount; Netting of Certain Payments

(a)                        Provided that an Advisor Recipient first executes a Release Agreement in the form attached hereto as Exhibit C in respect of the Allocated Portion (a “Release Agreement”), Parent shall promptly thereafter cause the Surviving Corporation, in accordance with such Release Agreement, to pay to such Advisor Recipient the portion of the Advisor Payment Amount specified in Annex B next to such Advisor Recipient’s name (such portion, the “Allocated Portion”). To the extent that an Advisor Recipient does not execute a Release Agreement, neither the Parent nor Surviving Corporation shall have any payment obligation under this Section 2.12(a) with respect to such Advisor Recipient.

(b)                       Parent shall cause the Surviving Corporation to pay to each Wage Recipient the portion of the Wage Payment Amount specified in Annex C next to such Wage Recipient’s name on or prior to the first regular payroll date of the Surviving Corporation following the Effective Time.

(c)                        Provided that a Shareholder Debtor first executes a Repayment and Release Agreement in the form attached hereto as Exhibit D (a “Repayment Agreement”) in respect of such Shareholder Debtor’s Debt Obligation, Parent shall promptly thereafter cause the Surviving Corporation to release in accordance with the Repayment Agreement the portion of the Pledged Shares pledged by such Shareholder Debtor .

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided that, at the Effective Time, such articles of incorporation shall be amended and restated as set forth in the Agreement of Merger attached hereto.

Section 3.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.11, except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent, as of the Closing Date, that:

Section 4.01.  Corporate Existence and Power of the Company.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of California and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in full force and effect.  The Company is not in violation of any of the provisions of its articles of incorporation or bylaws except where such violation has not had or would not have a Company Material Adverse Effect.

Section 4.02.  Authorization by the Company.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company.  Assuming the due authorization, execution and delivery hereof by Parent and the Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)                       At a meeting duly called and held, or by unanimous written consent, the Company Board has unanimously determined that the Merger is fair to and in the best interests of the Shareholders and unanimously approved and adopted this Agreement and the transactions contemplated hereby (the “Board Approval”).  The holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the Company Preferred Stock have approved the Merger and transactions contemplated hereby (such approvals, the “Shareholder Approval”). The Company took all actions necessary under Applicable Law in obtaining Shareholder Approval. No other corporate actions on the part of the Company Board or the Shareholders are necessary in connection with the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby on the Closing Date.  The Company has delivered to Parent a certified copies of the Board Approval and the Shareholder Approval which have not been, revoked, rescinded or amended.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the agreement of merger with the Secretary of State of the State of California and (ii) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04.  Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate in any material respect any Applicable Law, (iii) except as set forth in Section 4.04(iii) of the Company Disclosure Schedule, require any notice, consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than a Permitted Lien.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of  (i) 4,000,000 shares of Class A Common Stock,  2,148,942 shares of which are issued and outstanding; (ii) 10,000,000 shares of Class B Common Stock, 7,034,997 shares of which are issued and outstanding; and (iii) 2,500,000 shares of Series A Preferred Stock, 3,127,399 shares of which are issued and outstanding.  The Company does not have any Company Equity Plans, accordingly has not reserved any shares of Company Capital Stock for issuance pursuant to a Company Equity Plan.  Without limiting the foregoing, there are no Company Stock Options. All Outstanding Shares have been (i) duly authorized and validly issued and fully paid and nonassessable and free of preemptive rights and (ii) offered, sold, issued and delivered by the Company in all material respects in compliance with all Applicable Laws.

(b)                       Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or undertakings, promises or other obligations, written or oral, of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities or ownership interests in the Company (the items in clauses (i)  through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, and the Company Securities are not

subject to preemptive rights created by statute, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound.  In addition, there are no declared or accrued unpaid dividends with respect to any shares of the Company Capital Stock.

(c)                        Except for the agreement set forth in Section 4.05(c) of the Company Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any other matters involving any securities of the Company, including with respect to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock, to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound, or of which the Company has knowledge.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not implicate any rights or obligations under the agreements set forth in Section 4.05(c) of the Company Disclosure Schedule that have not been complied with or waived.

(d)                       Neither the Company nor any of its Subsidiaries has adopted or maintains any stock option plan or other plan providing for equity compensation to any Person.

(e)                        No Subsidiary of the Company owns any Company Securities.

Section 4.06.  Subsidiaries.  The Company has two Subsidiaries identified in Section 4.06 of the Company Disclosure Schedule.   The Company does not own, directly or indirectly, any shares of capital stock of, other securities or ownership interests of, or investments in, any other Person (collectively, “Third Party Interests”).  The Company does not have any rights to, nor is it bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or advance to, any Person.

Section 4.07.  Financial Statements.  (a) The unaudited consolidated balance sheets as of December 31, 2010, and the related unaudited consolidated statements of income and cash flows for the fiscal year then ended (and the related notes thereto), and the unaudited interim consolidated balance sheet as of November 30, 2011, and the related unaudited interim consolidated statements of income and cash flows for the eleven months then ended of the Company and its Subsidiaries which are attached as Schedule 4.07(a) to the Company Disclosure Schedule (collectively, the “Company Financial Statements”), except as set forth in Section 4.07(a) of the Company Disclosure Schedule (i) are accurate and complete in all material respects and have been prepared from the books and records of the Company and (ii) fairly present, in all material respects, the consolidated financial position, assets and liabilities, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein.  The Company maintains a system of internal controls over financial reporting that is adequate to the business of the Company as currently conducted.  The Company has delivered to Parent or its Representatives true and complete copies of the Company Financial Statements.

(b)                       To the Company’s knowledge, there have been no instances of fraud by the Company or any of its Subsidiaries, whether or not material, that occurred during any period covered by the Company Financial Statements.

(c)                        Each of the items included in the Estimated Closing Adjustment was prepared and calculated using the same accounting methodologies, principles and procedures applied by the Company in the preparation of the Company Balance Sheet and the formulation of the Adjusted Closing Working Capital Target.

Section 4.08.  Absence of Certain Changes.  Since the Company Balance Sheet Date through the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as set forth in Section 4.08 of the Company Disclosure Schedule, there has not been:

(a)                        any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b)                       any damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of the Company or any of its Subsidiaries;

(c)                        any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(d)                       any adverse change or any written notice of a threatened adverse change in any of its relations with, or any loss or, any written notice of a threatened loss of, any of the suppliers, licensors, clients, customers, distributors or other Persons material to the business of the Company or any of its Subsidiaries.

Section 4.09.  No Undisclosed Liabilities.  Except as set forth in Section 4.09 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the Company’s knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)                        liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto;

(b)                       liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole; and

(c)                        liabilities directly incurred under the terms of this Agreement.

Section 4.10.  Material Contracts.  (a) Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by:

(i)                                     any lease of or other occupancy arrangement regarding real property;

(ii)                                  any lease of personal property providing for annual payments by the Company or any of its Subsidiaries of $10,000 or more and which is not cancelable or terminable without penalty with notice of 60 or less days;

(iii)                               any license, sales, rental, distribution or other similar agreement providing for the license, sale, rental or distribution by the Company or any of its Subsidiaries of technology, materials, supplies, goods, services, equipment or other assets that expressly provides for (or would reasonably be expected to result in) either annual payments to the Company or any of its Subsidiaries of $10,000 or more or aggregate payments to the Company or any of its Subsidiaries of $50,000 or more;

(iv)                              any agreement for the purchase or license of technology, materials, supplies, goods, services, equipment or other tangible or intangible assets that provides for (or would reasonably be expected to result in) either annual payments by the Company or any of its Subsidiaries of $10,000 or more or aggregate payments by the Company or any of its Subsidiaries of $50,000 or more;

(v)                                 any agreement, contract or commitment relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)                              any agreement relating to Indebtedness;

(vii)                           any partnership (i.e., any association of two or more persons to carry on as co-owners a business), joint venture or other similar agreement or arrangement;

(viii)                        any alliance, agency, dealer, sales representative, marketing or other similar agreement of $10,000 or more or aggregate payments by the Company or any of its Subsidiaries of $50,000 or more;

(ix)                              any currently active consulting, services, development or collaboration agreement (1) involving payments of $10,000 or more or in the prior calendar year or aggregate payments by the Company or any of its Subsidiaries of $50,000 or more, or (2) other agreement for development of products and services for the Company or any of its Subsidiaries;

(x)                                 any agreement containing a provision that restricts the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would restrict the freedom of the Surviving Corporation, Parent or any of Parent’s Affiliates after the Closing Date to so compete;

(xi)                              any agreement providing for indemnification by the Company or any of its Subsidiaries, or in favor of the Company or any of its Subsidiaries, other than indemnification provisions arising in the ordinary course of business and consistent with past practices, including without limitation in purchase orders, customer agreements or indemnities of lessors (other than any Affiliate) under any leases;

(xii)         any material agreement with a customer of the Company which was one of the Company’s top-20 customers during 2010 or 2011, measured by gross sales and which contains a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;

(xiii)        any agreement with any Affiliate of the Company, any director or officer of the Company, or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

(xiv)                       any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, Company Securities or debt instruments, or any undertaking, promise or other obligation, written or oral, of the Company or any of its Subsidiaries to issue any Company Securities or Company Subsidiary Securities, the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xv)                          any shareholders agreement or similar agreement with or among the Shareholders, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Capital Stock, including any restriction on the right of a Shareholder to vote, sell or otherwise dispose of such Company Capital Stock; or

(xvi)                       any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(b)                                 Each agreement, contract, plan, lease, arrangement or commitment disclosed listed on Section 4.10  of the Company Disclosure Schedule (each, a “Material Contract”) is in full force and effect with respect to the Company and, to the knowledge of the Company, each other Person party thereto, and is valid, binding and enforceable against the Company (and, to the knowledge of the Company, each other Person party thereto) in accordance with its terms, except as such enforceability may be subject to applicable U.S. state or federal bankruptcy, reorganization, insolvency, moratorium and similar U.S. state or federal laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)                                  The Company and each of its Subsidiaries are in compliance in all material respects with each Material Contract except where noncompliance has not had or would not have a Company Material Adverse Effect and have not materially, breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Material Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) by the Company or any of its Subsidiaries or knowledge of any material breach, violation or default (with or without the lapse of time, giving of notice or both) by any Third Party.  The Company has delivered to Parent prior to the date hereof accurate and complete copies of all written Material Contracts and all other written agreements, contracts, plans, leases, arrangements and commitments disclosed in any Section of the Company Disclosure Schedule in existence as of the date hereof.

(d)                                 No Person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.  None of the Company or any of its Subsidiaries has received any written or verbal indication of an intention to terminate any Material Contract by any of the parties to any Material Contract.

Section 4.11.  Litigation.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, there is no material action, suit, investigation or proceeding  (or, to the knowledge of the Company, any basis therefor) pending against, or to the knowledge of the Company, threatened against, the Company, its Subsidiaries or any of their respective properties, directors, officers and Representatives (in their capacity as such) and before any arbitrator or any Governmental Authority or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.12.  Compliance with Laws and Court Orders.  The business of the Company and its Subsidiaries is and has at all times since its inception been conducted in material compliance with Applicable Law except where noncompliance has not had or would not have a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries is in material violation of, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law except where such noncompliance has not had or would not have a Company Material Adverse Effect.  The Company and its Subsidiaries have taken commercially reasonable steps to ensure that their respective employees, agents and partners comply in all material respects with Applicable Law.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries.

Section 4.13.  Assets and Properties.  (a)  The Company or a Subsidiary of the Company has good and valid, indefeasible, fee simple and marketable title to, or in the case of leased or licensed property and assets has valid leasehold or licensed interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.  Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, none of such property or assets is subject to any Lien, except the Permitted Liens.  The foregoing is not a representation of non-infringement.

(b)                                 To the Company’s knowledge, there are no developments affecting any such property or assets pending or threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c)                                  Section 4.13(c) of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of its business.  Neither the Company nor any of its Subsidiaries owns any real property.

(d)                                 To the Company’s knowledge, such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute an illegal nonconforming use under all applicable building, zoning, subdivision and other land use and similar Applicable Law.

Section 4.14.  Products and Services.  (a) Each of the products produced or sold by the Company or any of its Subsidiaries (collectively, the “Company Products”) is, and at all times up to and including the sale thereof has been, (i) in substantial compliance with the terms and requirements of any express or implied warranty or other contract between the Company or any of its Subsidiaries and such Person and (ii) in compliance in all material respects with all Applicable Laws except where noncompliance has not had or would not have a Company Material Adverse Effect.  Except for any deficiencies that can be corrected without incurring expense materially in excess of the Company’s warranty reserves, each Company Product that has been sold by the Company to any Person was free of any material design defects, construction defects or other defects or deficiencies at the time of sale.  No Company Product has been the subject of any recall or other similar action, and no event has occurred, and to the Company’s knowledge no condition or circumstance exists, that could (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

(b)                                 All services provided by the Company or any of its Subsidiaries to any third party (collectively, the “Company Services”) have been performed in conformity in all material respects with the terms and requirements of all applicable express and implied warranties or other contract between the Company or any of its Subsidiaries and such Person, and in all material respects with all Applicable Laws.  Section 4.14(b) sets forth all agreements that obligate the Company or any of its Subsidiaries to provide Company Services after the date hereof that contains any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis, the applicable fee and rate structure and payment terms for the Company Services provided thereunder, and a summary of the Company’s and such Subsidiaries’ remaining commitments and milestones or other delivery or time for performance requirements thereunder.  Neither the Company nor any of its Subsidiaries has any “loss contract” or other agreement to provide Company Services where the expected cost to complete the contract materially exceeds either (i) the fees and payments to be received pursuant to such contract or (ii) the Company’s budgeted expense with respect thereto.

(c)                                  Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, there are no material unresolved claims or claims threatened in writing by any customer or other Person against the Company or any of its Subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of its Subsidiaries, or (ii) relating to any Company Product or Company

Service.  To the Company’s knowledge no event has occurred, and no condition or circumstance exists, that could reasonably be expected (with or without notice or lapse of time) to directly or indirectly give rise to or serve as a basis for the assertion of any such claim.  To the Company’s knowledge, none of the Company and its Subsidiaries will incur or otherwise become subject to any liability arising directly or indirectly from any Company Product manufactured or sold, or any Company Services performed by, the Company or any of its Subsidiaries on or at any time prior to the Closing Date in excess of the Company’s warranty reserves.

Section 4.15.  Intellectual Property.  (a)  Section 4.15 of the Company Disclosure Schedule contains a true and complete list of all registrations or applications for registration by the Company and its Subsidiaries included in the Owned Intellectual Property Rights.  Section 4.15 of the Company Disclosure Schedule contains a true and complete list of all agreements (excluding agreements with the employees and Representatives of the Company or any of its Subsidiaries substantially on the Company’s standard forms, licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $10,000 or less, free and open source software licenses, and non-disclosure agreements) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (i) obtains the right to make, use, sell, offer for sale or import, or a covenant not to be sued under, any Intellectual Property Right of a Third Party, (ii) grants the right to make, use, sell, offer for sale or import, or a covenant not to be sued under, any Intellectual Property Right other than in the ordinary course of the Company’s business, or (iii) pays or has any obligation to pay any on-going or future royalty, license fee or other amount, whether fixed or contingent, for the use or ownership of any Intellectual Property Rights other than in the ordinary course of the Company’s business.

(b)                                 Except as set forth in (b) of the Company Disclosure Schedule, the Company and its Subsidiaries are the sole owner of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights (other than Owned Intellectual Property Rights owned by a Third Party and exclusively licensed to the Company or any of its Subsidiaries), free and clear of any Lien, other than Permitted Liens.  To the knowledge of the Company, the Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.  There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or the Company’s rights to any Licensed Intellectual Property Rights.

(c)                                  Except as set forth in Section 4.15(c)Section 4.15(d)  of the Company Disclosure Schedule, to the knowledge of the Company, none of the Company, its Subsidiaries or any of their respective products infringes, misappropriates or otherwise violates (nor has in the past infringed, misappropriated or otherwise violated) any Intellectual Property Right of any Third Party.  None of the Owned Intellectual Property Rights material to the operation of the business of the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.

(d)                                 Except as set forth in Section 4.15(d) of the Company Disclosure Schedule, there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the validity of, or the rights of the Company or any of its Subsidiaries in, any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights (including any opposition, cancellation, interference, reissue, re-examination or invalidation proceedings), (ii) alleging that the use of any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Third Party or (iii) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Third Party.

(e)                                  To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right except where such infringement, misappropriation or violation would not have a Company Material Adverse Effect.  In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending.

(f)                                   Except with respect to Intellectual Property Rights used and disclosed in the ordinary course of the Company’s business, the Company has taken reasonable steps to maintain the confidentiality of all trade secrets and proprietary and confidential information of the Company and its Subsidiaries that are material to the business or operation of the Company and its Subsidiaries and the value of which to the Company is contingent upon maintaining the confidentiality thereof and no such information has been disclosed other than to employees, Representatives and agents of the Company and its Subsidiaries all of whom are bound by confidentiality obligations and, in the case of current employees, written confidentiality agreements. Except as disclosed in Section 4.15(f) of the Company Disclosure Schedule, all current and former employees of the Company and its Subsidiaries (and any Third Party consultants who have participated in the conception or development of any Intellectual Property Rights on behalf of the Company and its Subsidiaries to an extent greater than providing coding services), have executed written agreements with the Company or a Subsidiary of the Company that assign to the Company or such Subsidiary all rights to any Intellectual Property Rights arising during their employment with the Company and relating to the business of the Company and its Subsidiaries.  None of the Persons specified in Section 4.15(f) of the Company Disclosure Schedule participated in the development of any Intellectual Property Right used or relied upon by the business, as currently conducted, or the products of the Company or it Subsidiaries.

(g)                                  No government funding, facilities or resources of a university, college, other educational institution or research center or funding from Third Parties was used in the development of the Owned Intellectual Property Rights and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to any of the Owned Intellectual Property Rights.  To the Company’s knowledge, no current or former, employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property Right, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(h)                                 To the Company’s knowledge, no Person other than the Company or its Subsidiaries possess any current or contingent rights to any source code that is part of the Owned Intellectual Property Rights other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business pursuant to a written agreement, in the form of or substantially similar to the Company’s standard form of software escrow agreement substantially in the form previously furnished to Parent.

(i)                                     Neither the Company nor any of its Subsidiaries have distributed any Company Product or provided any Company Service incorporating, linked with, based on, or derived from any free or open source software in a manner that has resulted in any requirement that any of the proprietary Software owned by the Company or any of its Subsidiaries and included in or comprising a Company Product or Company Service:  (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind, except as required by applicable Law; or (iv) be redistributable at no charge.

Section 4.16.  Insurance Coverage.  The Company has furnished to Parent a list of, and furnished or made available prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company or any of its Subsidiaries.  There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect and remain in full force and effect.  Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and its Subsidiaries.  The Company has no knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  The Company and its Subsidiaries shall after the Closing Date continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing Date.

Section 4.17.  Licenses and Permits.  Section 4.17 of the Company Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, in each case, from any Governmental Authority (the “Permits”) together with the name of the Governmental Authority issuing such Permit.  (i) The Permits are valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  The Company and each of its Subsidiaries have made all material filings with Governmental Authorities and have received all material Permits necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company or any of its Subsidiaries to own or use its assets in the manner in which such assets are currently owned or used.

Section 4.18.  Receivables.  All accounts, notes receivable and other receivables (other than receivables collected since the Company Balance Sheet Date) reflected on the Company Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of immediately prior to the Effective Time will be, valid, genuine and, to the knowledge of the Company, fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts and write offs for doubtful or bad accounts.  All accounts, notes receivable and other receivables arising out of or relating to such businesses of the Company and its Subsidiaries as of the Company Balance Sheet Date have been included in the Company Balance Sheet.

Section 4.19.  Finders’ Fees;.  Except as set forth on Section 4.19 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.20.  Tax Matters.  (a)  Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, (i) all income and other material Company Returns have been filed when due in material accordance with all Applicable Laws; (ii) all Company Returns that have been filed were true and complete in all material respects; and (iii) all Taxes shown as due and payable on any Company Return have been timely paid, or withheld and remitted, to the appropriate Taxing Authority.

(b)                                 Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, (i) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books; (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax liability of the Company or any of its Subsidiaries; and (iii) all information set forth in the Company Financial Statements (including the notes thereto) relating to Tax matters is true and complete in all material respects.

(c)                                  (i) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Company Return, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax; (iii) no adjustment that would increase the Tax liability of the Company or any of its Subsidiaries has been threatened in writing, proposed or made by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be threatened, proposed or made in an audit of any subsequent Tax period; (iv) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority; (v) neither the Company nor any of its Subsidiaries has received a written tax opinion with respect to any material transaction, other than a transaction in the ordinary course of business; and (vi) during the two-year period ending on the date hereof, neither the Company nor any of the Company’s Subsidiaries has made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Company Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, offset or other reduction in Tax liability, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

(d)                                 Section 4.20(d) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Company Returns.  No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e)                                  (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax Asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax Asset of any other Person; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; and (iii) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)                                   (i) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and (ii) during the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)        Except as set forth in Section 4.20(g) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre Closing Tax Period; (ii) neither the Company nor any of its Subsidiaries has an overall foreign loss within the meaning of Section 904(f) of the Code; and (iii) neither the Company nor any of its Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

(h)        (i) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; and (ii) none of the property owned by the Company or any of its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(i)         (i) No election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Company or any of its Subsidiaries as an association, corporation or partnership; and (ii) neither the Company nor any of its Subsidiaries is disregarded as an entity for Tax purposes.

(j)         Section 4.20(j) of the Company Disclosure Schedule contains a list of each Tax Grant.  The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

(k)        The Company is not party to any contract, agreement or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. To the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any nonqualified deferred compensation plan subject to Section 409A of the Code.  No Company Stock Option or other right to acquire Company Capital Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Company Board in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

Section 4.21.  Employees.  Section 4.21 of the Company Disclosure Schedule forth a true and complete list of (a) the names, titles, annual salaries and bonuses of all employees of the Company and its Subsidiaries and (b) the wage rates for non-salaried employees of the Company and its Subsidiaries (by classification).  No employee has submitted written notice to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of or in connection with the transactions contemplated by this Agreement.

Section 4.22.  Labor Matters.  The Company and its Subsidiaries are in compliance in all material respects with all Applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.  Neither the Company nor any of the Subsidiaries has any liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. There is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or similar, non-U.S., state or local body.  Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

Section 4.23.  Employee Benefit Plans.  (a)  Section 4.23 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Employee Plans”).  Copies of the Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990), if applicable, prepared in connection with any such plan or trust.

(b)        None of the Company, any ERISA Affiliate and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any defined benefit plan, any multiple employer plan or any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(c)        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, as applicable, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued.  The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Employee Plan.

(d)        Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code and any special provisions relating to qualified plans where such plan is intended to so qualify, which are applicable to such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise Taxes under the Code.

(e)        None of the Company or any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, except as required to avoid excise Tax under Section 4980B of the Code or similar state or non-U.S. law.  No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

(f)        There has been no amendment by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g)        There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(h)        Schedule 4.23(h) identifies each Employee Plan for non-U.S. employees (“International Plan”).

(i)         All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(j)         No current or former employee, consultant or director of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the transactions contemplated hereby.

(k)        Except as provided in Section 4.23(k) of the Company Disclosure Schedule, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any employees or directors of the Company.

(l)         There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(m)      Neither the Company nor any of its Subsidiaries has engaged in any workforce reduction within the last 90 days which, alone or when aggregated with any other workforce reduction before or after the date hereof, would trigger obligations under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar state or local laws regulating layoffs or employment terminations, with respect to its employees.

(n)        The Company does not have any Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code.

(o)        Without limiting the generality of any other representation herein, with respect to any service provider of the Company and its Subsidiaries who is resident outside of the United States or subject to taxation outside of the United States, (i) the Company and the Subsidiaries are, in material compliance with all Applicable Laws respecting employment and employment practices of such service provider; (ii) to the extent required by law, the Company and its Subsidiaries have properly reported any applicable income to any Governmental Authority and made any deductions with respect to Taxes, national insurance contributions systems and similar deductions from all payments made or deemed to be or treated as made by it or on its behalf prior to the Closing Date; and (iii) neither the Company nor any Subsidiary is or may be liable for any wages, Taxes, contributions, penalties or employee benefits.

Section 4.24.  Environmental Matters.  (a) (i) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Company’s knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law or Hazardous Substance.

(ii)           To the Company’s knowledge, there are no liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or Hazardous Substance, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability or obligation.

(iii)          To the Company’s knowledge, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries.

(iv)          To the Company’s knowledge, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries.

(v)           To the Company’s knowledge, no property now or previously owned, leased or operated by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Company’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring \investigation or clean-up.

(b)        There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been delivered to Parent at least 10 days prior to the date hereof.

(c)        For purposes of this Section, the terms “Company” and “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.25.  Change of Control Payments.  Section 4.25 of the Company Disclosure Schedule sets forth each plan or agreement of the Company or any of its Subsidiaries pursuant to which there shall be any Change of Control Payments.

Section 4.26.  Affiliate Transactions.  No Shareholder, director or officer of the Company or any of its Subsidiaries, and, to the knowledge of the Company, no Affiliate or “associate” (or member of any of the “immediate families”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any director or officer of the Company or any of its Subsidiaries, of any Shareholder who has nominated or designated a director of the Company or any of its Subsidiaries, or of any other Shareholder (but only to the extent arising in connection with such Shareholder’s equity investment in the Company or any of its Subsidiaries), (i) is, or has in the past two years been, involved, directly or indirectly, in any material business arrangement or other material relationship with the Company or any of its Subsidiaries (whether written or oral) (other than relationships arising out of such Person’s capacity as a security holder, director, officer or employee of the Company or any of its Subsidiaries), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries or (iii) is, or has in the past two years been, engaged, directly or indirectly, in the conduct of the business of the Company or any of its

Subsidiaries (other than in such Person’s capacity as a security holder, director, officer or employee of the Company or any of its Subsidiaries).

Section 4.27.  Bank Accounts; Letters of Credit; Powers of Attorney.  Section 4.27 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company and its Subsidiaries, and (c) the name and address of each person who has a power of attorney to act on behalf of the Company and its Subsidiaries.  The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 4.27 of the Company Disclosure Schedule.

Section 4.28.  Customers.  Section 4.28 of the Company Disclosure Schedule sets forth the names of the 5 most significant customers (by dollar amount of revenue) of the Company and its Subsidiaries for the year ended December 31, 2010 and the eleven months ended November 30, 2011, and the dollar amount of revenue for each such customer during such periods.  The Company has received no written notice and has no knowledge that any such customer has ceased, or is reasonably likely to cease, to purchase or license the products of the Company, or has substantially reduced, or intends to substantially reduce, the purchase or license of such products from the Company.

Section 4.29.  Books and Records.  The books of account and other financial records of the Company have been maintained in accordance with sound business practices.  The minute books of the Company made available to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Shareholders, the Company and any committees of the Company Board since inception until the date hereof.  At the Effective Time, all of those books and records will be in the possession of the Company.  The Company has previously disclosed all of these books, records and accounts to Parent.

Section 4.30.  Representations Complete.  To the Company’s knowledge, none of the representations or warranties made by the Company in this Agreement, nor any statement made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement or furnished in or in connection with obtaining the Shareholder Approval for use in soliciting their consent to this Agreement and the Merger contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company, as of the Closing Date, that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary, respectively.  This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or material filing with, any Governmental Authority other than (i) the filing of the agreement of merger with the Secretary of State of the State of California and (ii) any actions or filings the absence of which would not, individually or in the aggregate, have an effect that is material and adverse on Parent and its Subsidiaries, taken as a whole, or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.04.  Noncontravention.  The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificates of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law, or (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Subsidiary.

Section 5.05.  Litigation.  There is no material action, suit, investigation or proceeding (or, to the knowledge of Parent, any basis therefor) pending, or to the knowledge of Parent, threatened, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF PARENT

Section 6.01.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company (each an “Company Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by California Law or any other Applicable Law and provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.01.

(c)        The rights of each Company Indemnified Person under this Section 6.01 shall be in addition to any rights such Person may have under the articles incorporation or bylaws of the Company or any of its Subsidiaries, or under California Law or any other Applicable Law or under any agreement of any Company Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Company Indemnified Person.

Section 6.02.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 7

TAX MATTERS

Section 7.01.  Covenants.

(a)        All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (including any penalties and interest) (“Transfer Taxes”) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) shall be paid by the Shareholder Representative, on behalf of the Shareholders, when due and Parent shall reimburse the Shareholder Representative, on behalf of the Shareholders, for one half of the amount of such Transfer Taxes.  The Company will prepare and file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by Applicable Law, Parent and the Shareholders will, and will cause its Affiliates to, join in the execution of any such Tax Returns.  Parent and the Shareholder Representative, on behalf of the Shareholders, will each reimburse the Company for one half of the out of pocket expenses incurred by the Company in connection with such filings.

(b)      Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each of its Subsidiaries required to be filed after the Closing Date.  Such Tax Returns shall be prepared in accordance with past practices, and Parent shall, to the extent reasonably practicable, permit the Shareholder Representative to review and comment on each Tax Return that relates to a Pre-Closing Tax Period prior to filing it, to the extent that such Tax Return would result in a Tax liability for which the Shareholders would be responsible, and Parent shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by the Shareholder Representative. Any Covered Taxes shown as due and payable on any such Tax Return shall be paid by the Shareholder Representative to the relevant Taxing Authority or Parent, as directed by Parent.

Section 7.02.  Cooperation on Tax Matters.  (a) Parent and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any

Tax Return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Shareholder Representative (to the extent applicable) agree to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority.

(b)        Parent and the Shareholder Representative further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any of its Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

Section 7.03.  Tax Indemnification.  (a)  Each Shareholder, severally and not jointly in accordance with his, her or its Pro Rata Portion, shall indemnify and hold harmless each of the Indemnified Parties from any Covered Tax (other than Employer taxes arising under FICA), and liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Covered Tax  (together, a “Tax Loss”); provided that the foregoing indemnification obligation shall not apply with respect to any Tax Loss to the extent such Tax Loss is a Special Tax Item and was reflected in the calculation of the Adjusted Closing Working Capital Amount. Notwithstanding anything to the contrary, each Shareholder shall only be liable up to the aggregate amount of the aggregate portion of the Merger Consideration payable to such Shareholder pursuant to Article 2 for indemnifiable Tax Losses in respect of this Section 7.03.

(b)        For purposes of the determination of the Covered Tax described in Clause (A) of the definition thereof in respect of a Straddle Period, (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, the definition of Covered Tax shall be deemed to include the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, the definition of Covered Tax shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.  In this connection, if an election is made under Section 338 of the Code with respect to the transaction contemplated by this Agreement, the income resulting therefrom shall not be taken into account in determining the amount of income to be allocated in the foregoing clause (y) to the period ended on or including the Closing Date.

(c)        Parent agrees to give prompt notice to Shareholder Representative of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder (any such suit, action or proceeding, a “Tax Contest”), specifying with reasonable particularity the basis therefor, and will give Shareholder Representative such information with respect thereto as Shareholder Representative may reasonably request.  Shareholder Representative shall, at its election, have the right to control (at Shareholder Representative’s expense) the Tax Contest to the extent the Tax Contest relates solely (i) to Pre-Closing Tax Periods and (ii) to a Tax matter that the Shareholders agree is entirely subject to indemnification pursuant to this Section 7.03, provided, however that Shareholder Representative shall keep Parent informed regarding such Tax Contest on a timely basis, shall consult with Parent in advance of filings, discussions, and meetings, shall afford Parent the opportunity to review any submissions and provide Parent with final copies of such submissions and shall allow Parent, at its expense, to participate in any such Tax Contest (including in any meetings with a Taxing Authority or other proceedings) and provided further, that Shareholder Representative shall not agree to any settlement or other disposition of any such Tax Contest without Parent’s prior written consent, which consent shall not be unreasonably withheld.  In all other instances, Parent shall conduct the defense of any Tax Contest, but Parent shall not, without Shareholder Representative’s consent, which consent shall not be unreasonably withheld, agree to any settlement or other disposition with respect to any Tax for which the Shareholders are responsible pursuant to this Section 7.03.  Failure to notify the Shareholder Representative of a Tax Contest or to allow the Shareholder Representative to control a Tax Contest in accordance with this Section 7.03(c) shall not relieve any Shareholder of its obligations under this Section 7.03 except to the extent such Shareholder’s liability under this Section 7.03 is actually and materially adversely affected as a result thereof.  All of the parties hereto shall cooperate in the defense or prosecution of any claim.  The Shareholders shall discharge their obligation to indemnify the Indemnified Party against any Tax Loss that results from the resolution of any such Tax Contest by (i) if the Indemnity Holdback has not been fully exhausted or disbursed, allowing Parent to deduct from the Indemnity Holdback the amount of such Tax Loss and (ii) to the extent the Indemnity Holdback has been exhausted or disbursed, paying to the applicable Indemnified Party an amount equal to the remaining amount of such Tax Loss.

(d)        Notwithstanding the foregoing, if Parent is required under Applicable Law to pay an amount to a Taxing Authority that would constitute a

Tax Loss in connection with but prior to the resolution of a suit, action or proceeding described in Section 7.03(c), the Shareholders shall discharge their obligation to indemnify Parent against such Tax Loss by making payments (or causing deduction to be made from the Indemnity Holdback) to Parent within 30 days of receipt of notice of the payment by Parent and Parent at the request of the Shareholder Representative, and at the Shareholder Representative’s cost and expense, shall commence a claim or action for refund where required to protect the Shareholders’ right to contest liability for a Tax Loss.  In the event that Parent receives a partial or total refund of any such payment, Parent shall transfer that amount to Shareholder Representative or the Indemnity Holdback (if such Indemnity Holdback has not been finally released pursuant to its terms).

(e)        Notwithstanding anything to the contrary in this Agreement, in no event will any Shareholder have any obligation to indemnify any Indemnified Party pursuant to this Article 7 for any Tax Losses related to or arising from either the amount, value or condition of any Tax Asset of the Company or any of its Subsidiaries, or the ability of Parent or the Surviving Corporation to utilize any such Tax Asset for any Post-Closing Tax Period.

(f)         Notwithstanding any other provisions contained elsewhere in this Agreement, including Section 9.02 (other than Section 9.02(d)), this Section 7.03 shall govern all indemnification claims with respect to Taxes.  Any payment required to be made by the Shareholders to any Indemnified Party pursuant to Section 7.03 shall be paid to such Indemnified Party first from the Indemnity Holdback, and after such time that the Indemnity Holdback has been fully exhausted or disbursed, directly by the Shareholders.

(g)        Neither Parent, the Surviving Corporation nor any of their respective Subsidiaries shall amend any Tax Return filed on or before the Closing Date without the written consent of the Shareholder Representative, which consent shall not be unreasonably withheld or delayed..

(h)        Any claim of any Indemnified Party under this Section 7.03 may be made and enforced by Parent on behalf of such Indemnified Party.

Section 7.04.  Certain Disputes.  Disputes arising under this Article 7 and not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized expert in the relevant area with no material relationship with Parent, the Shareholders or their Affiliates (the “Referee”), chosen and mutually acceptable to both Parent and the Shareholder Representative within five days of the date on which the need to choose the Referee arises.  The Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Referee shall be borne equally by Parent, on the one hand, and the Shareholders, on the other hand.

Section 7.05.  Adjustments to the Merger Consideration.  Any amount paid by or to the Shareholders (or Shareholder Representative) or Parent under Article 7 or Article 9 will be treated as an adjustment to the Merger Consideration, unless otherwise required by Applicable Law.

Section 7.06.  Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 7 shall survive until the fifth Business Day following expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 8

CONDITIONS TO THE MERGER

Section 8.01.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)           (i) The Company shall have performed in all material respects all of the obligations pursuant to this Agreement required to be performed by such Person at or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement (other than under Sections 4.02, 4.05 and 4.08(a)) and any certificate or other writing delivered by the Company pursuant hereto (A) that are qualified by materiality or Company Material Adverse Effect shall be true and correct as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (B) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date), and (iii) the representations and warranties set forth in Sections 4.02, 4.05 and 4.08(a) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all respects as of such date).

(b)           There shall not have occurred and be continuing as of or otherwise arisen before the Closing Date and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c)           The Company shall have delivered to Parent a certificate of the Company, executed by the Chief Executive Officer of the Company, that each of the conditions set forth in Section 8.01(a) and Section 8.01(b) has been satisfied.

(d)           Parent shall have received all of the Noncompetition Agreements, and all such agreements shall be in full force and effect.

(e)           Parent shall have received resignation letters executed and delivered by the directors and corporate officers of the Company and its Subsidiaries as have been identified by Parent prior to the Closing Date.

(f)            The Company shall have delivered to Parent (i) a certification, signed by the Company and dated not more than 30 days prior to the Closing Date that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) a notice to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 8.02.  Conditions to Obligation of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

(a)           (i) Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, and (ii) the representations and warranties of Parent contained in this Agreement and any certificate or other writing delivered by Parent pursuant hereto (A) that are qualified by materiality shall be true and correct as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date) and (B) that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such date).

(b)           Parent shall have delivered to the Company a certificate of Parent, executed by an executive officer of Parent, that each of the conditions set forth in Section 8.02(a) has been satisfied.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.01.  Survival.  The representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Effective Time until the first anniversary of the Closing Date (the period of such survival, the “Survival Period”); provided that the representations and warranties of the Company set forth in Sections 4.01 (Corporate Existence and Power of the Company), 4.02 (Authorization by the Company), 4.05 (Capitalization), 4.06 (Subsidiaries), 4.07(Financial Statements)  4.19 (Finders’ Fees), 4.20 (Tax Matters) and 4.24 (Environmental Matters) (the representations and warranties set forth in the foregoing proviso, collectively, the “Specified Representations”) shall survive indefinitely and until the expiration of the statute of limitations applicable thereto.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Time in accordance with their respective terms.  Parent and the Company expressly agree pursuant to this Section 9.01 to shorten the statutes of limitations applicable to all claims and causes of action as provided herein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences (but only with respect to such breach), if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  All of Parent’s representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the later of the Survival Period or the term of any obligation or Agreement set forth herein or therein.

Section 9.02.  Indemnification.  Subject to the limitations set forth in Section 9.03, the Shareholders, severally and not jointly, in accordance with their Pro Rata Portion, hereby indemnify Parent, its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) and their respective officers, directors, employees, agents, successors and assignees (collectively, the “Indemnified Parties”) against and hold each of the Indemnified Parties harmless from any and all claims, damages (including, solely with respect to Third Party Claims and not with respect to any other claims, punitive, special, exemplary or similar damages awarded to such Third Party), losses, liabilities, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party claim or a claim solely between the parties hereto to enforce the provisions hereof) (collectively, “Losses”), incurred or suffered by any Indemnified Party, in each case, regardless of whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, the Indemnified Parties, directly or indirectly, as a result of, with respect to or in connection with:

(a)           any misrepresentation or breach of warranty, without giving effect, for the purposes of determining the amount of any Losses, to any qualification or exception relating to materiality or Company Material Adverse Effect or similar qualification or standard including specified dollar thresholds contained therein or with respect thereto, made by the Company pursuant to this Agreement or in any certificate delivered pursuant hereto or thereto;

(b)           any breach of covenant or agreement to be performed by the Company prior to the Effective Time pursuant to this Agreement or in any certificate delivered pursuant hereto or thereto;

(c)           the failure of any item set forth in the Allocation Certificate to be accurate, true and correct in all respects as of immediately prior to the Effective Date, including the amount of any Deduction not taken into account in the calculation of the Merger Consideration, except as otherwise adjusted for pursuant to Section 2.07;

(d)           notwithstanding any disclosure on the Company Disclosure Schedule, any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation pursuant to agreements or Company Employee Plans entered into or adopted on or prior to the Closing Date;

(e)           the amount of any Post-Closing Dissenting Share Payments;

(f)            any payment required to be made by any Shareholder pursuant to Section 2.07(a) that is not made when due;

(g)           any back wages or other compensation or benefits owed to any of the Wage Recipients prior to or as of the Closing Date, including with respect to any related claims or penalties arising under Applicable Law, to the extent such Losses exceed the Wage Payment Amount;

(h)           any commitment or purported commitment of the Company or its Subsidiaries to grant Company Securities or securities of the Subsidiaries of the Company to the Advisor Recipients to the extent such Losses exceed the Advisor Payment Amount; and

(i)            any payment required to be made under the Settlement Agreement;

(j)            any breach of an agreement or covenant under the Transfer Agreement that occurred prior to or was existing as of the Effective Time; and

(k)           the matters set forth in Section 4.12 of the Company Disclosure Schedule.

Section 9.03.  Limitations; Qualifications; Exclusivity.

(a)           (i)            No claim may be made by any Indemnified Party for indemnification pursuant to Section 9.02 unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to

Section 9.02 exceeds the Indemnity Exception, at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within such amount); provided that the foregoing limitation shall not apply to claims arising from any breach or inaccuracy of any of the Specified Representations or arising pursuant to Section 9.02(b), 9.02(c), 9.02(d), 9.02(e), 9.02(f), 9.02(g), 9.02(h), 9.02(i), 9.02(j) or 9.02(k).

(b)        The Shareholders’ indemnification obligations under Section 9.02 are subject to the following limitations:

(i)    Each Shareholder shall be liable in the aggregate for up to such Shareholder’s Pro Rata Portion of the Indemnity Holdback for indemnifiable Losses pursuant to Section 9.02  (other than for any breaches or inaccuracies of any Specified Representations or pursuant to Section 9.02(b), 9.02(c), 9.02(d), 9.02(e), 9.02(f), 9.02(g), 9.02(h), 9.02(i), 9.02(j) or 9.02(k)); and

(ii)   Each Shareholder shall be liable in the aggregate for up to the aggregate portion of the Merger Consideration actually paid to such Shareholder pursuant to Article 2 for indemnifiable Losses in respect of breaches or inaccuracies of the Specified Representations or pursuant to Section 9.02(b), 9.02(c), 9.02(d), 9.02(e), 9.02(f), 9.02(g), 9.02(h), 9.02(i), 9.02(j) or 9.02(k).

(c)        All Losses shall be calculated net of any amounts actually recovered by any of the Indemnified Parties under applicable insurance policies in excess of the sum of (x) reasonable out-of-pocket costs and expenses relating to collecting under such policies, (y) any deductible associated therewith to the extent paid and (z) any increase in premiums resulting from such claims (it being agreed and understood that no Indemnified Party shall have any obligation to seek recovery under such insurance coverage prior to making any claim for indemnification under this Article 9.  If the Indemnified Party receives any amounts under applicable insurance policies, subsequent to an indemnification payment by the Shareholders, then such Indemnified Party shall promptly reimburse the Shareholders for any such payment made in an amount equal to the lesser of (x) the amount of such indemnification payment and (y) the amount actually received by the Indemnified Party under applicable insurance policies in respect of such claim in excess of the sum of (1) reasonable out-of-pocket costs and expenses relating to collecting under such policies, (2) any deductible associated therewith to the extent paid and (3) any increase in premiums resulting from such claims.

(d)        The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will survive and not be limited or affected by any investigation conducted by Parent or

Merger Subsidiary or any agent of Parent or Merger Subsidiary with respect to, or any knowledge acquired (or capable of being acquired) by Parent or Merger Subsidiary or any agent of Parent or Merger Subsidiary at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of, or compliance with or performance of, any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to Article 7 or this Article 9.  The waiver by Parent or Merger Subsidiary of any of the conditions set forth in Article 8 will not affect or limit the provisions of Article 7 or this Article 9.

(e)        Following the Effective Time, no Shareholder shall have any right of indemnification, contribution or subrogation against the Surviving Corporation or any of its Subsidiaries or any of their Affiliates with respect to any indemnification claim arising pursuant to Article 7 and this Article 9.

(f)         After the Effective Time, the Parent’s, Merger Subsidiary’s and the Indemnified Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Article 7 and this Article 9.

(g)        Notwithstanding anything to the contrary in this Agreement, the limitations, thresholds, qualifications and similar provisions set forth in Section 7.03 and this Section 9.03 shall not apply to any Shareholder with respect to (i) any fraud, intentional misrepresentation or willful breach of such Shareholder, or (ii) any non-monetary equitable remedy, including a preliminary or permanent injunction or specific performance.

Section 9.04.  Procedures for Indemnification.  (a) Any Indemnified Party seeking indemnification pursuant to this Article 9 shall give prompt notice (“Indemnification Notice”) to the Shareholder Representative (who shall be entitled to take all actions of the Shareholders as Indemnifying Party on behalf of the Shareholders (and which actions will be binding upon such Shareholders)) of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article 9 (a “Claim”), which notice shall set forth, to the extent reasonably practicable, the nature and basis of the claim and the amount of Losses incurred or reasonably anticipated to incur by such Indemnified Party.  The failure to so notify the Shareholder Representative shall not relieve the Shareholders of their obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the ability of the Shareholder Representative to defend such Claim.  .

Section 9.05.  Third Party Claims.  (a) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party

(“Third Party Claim”) and, subject to the limitations set forth in this Section 9.05, shall be entitled to control and appoint lead counsel (reasonably acceptable to the Indemnified Party) for such defense; provided that, prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnification obligation for any Losses resulting from such Third Party Claim as provided under this Article 9; and provided, further that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the Indemnified Party’s reputation or future business prospects, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim, as reasonably determined by the Indemnified Parties or (v) the specified damages of such Third Party Claim exceeds an amount equal to the unexhausted portion of the Indemnity Holdback less the sum of (A) the amount subject to any other Claims outstanding plus (B) the reasonably anticipated expenses for litigation of such Claim.  The Indemnifying Party shall conduct any such defense in good faith, with appropriate diligence and in the best interest of the Indemnified Party.  All expenses required to be paid by the Indemnifying Party described in this Article 9 may be paid from the Indemnity Holdback; provided that Parent has provided its written consent regarding all such expenses (which consent shall not be unreasonably withheld).

(b)        If the Indemnifying Party is not entitled to, has declined to, or does not assume control of the defense of such a Third Party Claim (or has failed to notify the Indemnified Party in writing of its election to defend such Third Party Claim) within thirty (30) days of the Indemnifying Party’s receipt of notice of such Claim, then the Indemnified Party may notify the Indemnifying Party in writing that it elects to assume control of the defense of such a Third Party Claim, in which case, the Indemnifying Party shall not have the right to assume the defense of such Claim.

(c)        If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.05, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against, or any other adverse effect on, the Indemnified Party.

(d)        The Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

Section 9.06.  Claims Against the Indemnity Holdback; Distribution Upon Termination of the Survival Period.

(a)        Subject to Section 9.06(b), twenty (20) days after the Shareholder Representative has received, provided such receipt is on or before the last day of the Survival Period, a certificate signed by any officer of Parent (an “Officer’s Certificate”) (i) stating that Parent has paid or properly accrued or reasonably anticipates in good faith that it will have to pay or accrue Losses or Tax Losses indemnifiable pursuant to Article 7 or Section 9.02 , (ii) specifying in reasonable detail the individual items of such Losses or Tax Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, covenant or other basis for the claim under Article 7 or Section 9.02 to which such item is related and (iii) indicating the amount to be disbursed to the Indemnified Parties out of the Indemnity Holdback, Parent shall deduct the amount equal to such Losses or Tax Losses from the Indemnity Holdback.

(b)        For a period of twenty (20) days after the delivery of an Officer’s Certificate to the Shareholder Representative, Parent shall make no deduction pursuant to Section 9.06(a) unless the Parent shall have received written authorization from the Shareholder Representative to make such deduction.  After the expiration of such twenty (20) day period, Parent shall make the deduction from the Indemnity Holdback in accordance with Section 9.06(a); provided, however, that no such deduction shall be made, other than in accordance with Section 9.07, if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Parent prior to the expiration of such twenty (20) day period.

(c)        If any portion of the Indemnity Holdback remains, which has not otherwise been subject to deduction pursuant to Section 9.06(a) or 9.06(b), after the expiration of the Survival Period (the “Indemnity Holdback Remainder”), (A) Parent shall, within 5 days from the date thereof, pay, or cause to be paid, to the Shareholders, subject to Section 2.08, their respective Pro Rata Portion of the Indemnity Holdback Remainder (net of any part thereof in respect of which Parent shall have received an Officer’s Certificate (such amount, a “Pending Claim Amount”)). Parent shall retain any Pending Claim Amount until a determination can be made with respect to claims under the applicable Officer’s Certificate in accordance with Sections 9.06(a), 9.06(b) and 9.07, after which time, Parent shall, within 5 days from the date thereof, pay, or cause to be paid, to the Shareholders, subject to Section 2.08, their respective Pro Rata Portion of any remaining portion of the Pending Claim Amount, if any. Any amounts which Parent shall have deducted from the Indemnity Holdback pursuant to this Section 9.06 shall be deemed forfeited and retained permanently by Parent.

Section 9.07.  Resolution Of Conflicts; Arbitration.

(a)        In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate in accordance with Section 9.06(b), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b)        If no such agreement can be reached after good faith negotiation, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative.  In the event that within ten (10) days after submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, Parent and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator or a majority of the arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

(c)        Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Any such arbitration shall be held in Pleasanton, California, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association.  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

ARTICLE 10
SHAREHOLDER REPRESENTATIVE

Section 10.01. Appointment of Shareholder Representative.  Effective upon and by virtue of the Company Shareholder Approval, and without any further act of any of the Shareholders, the Shareholder Representative shall be appointed as the representative of the Shareholders and as the attorney-in-fact and agent for and on behalf of each Shareholder solely with respect to those matters set forth in Article 2, Article 7 and Article 9.  The Shareholder Representative hereby accepts such appointment.  The Shareholder Representative shall have the authority to take any and all actions and make any decisions required or permitted to be taken by the Shareholder Representative under this Agreement and such other actions on behalf of such Shareholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of, commence any suit, action or proceeding, and comply with orders of courts with respect to those matters set forth in Article 2, Article 7 and Article 9, (ii) litigate, resolve, settle or compromise any dispute that may arise pursuant to Article 2, Article 7 and Article 9, and (iii) take all actions necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing.  The Shareholder Representative will have sole authority and power to act on behalf of each Shareholder with respect to the disposition, settlement or other handling of all claims pursuant to Article 2, Article 7 and Article 9 and all related rights or obligations of the Shareholders arising under this Agreement.  The Shareholder Representative shall use commercially reasonable efforts, based on contact information available to the Shareholder Representative, to keep the Shareholders reasonably informed with respect to actions of the Shareholder Representative pursuant to the authority granted the Shareholder Representative under this Agreement.  Each Shareholder shall promptly provide written notice to the Shareholder Representative of any change of address of such Shareholder.

(b)        A decision, act, consent or instruction of the Shareholder Representative hereunder shall constitute a decision, act, consent or instruction of all Shareholders and shall be final, binding and conclusive upon each of such Shareholders, and all Indemnified Parties may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every Shareholder.  All Indemnified Parties shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(c)        The Shareholder Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Shareholder Representative to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own gross negligence, bad faith or willful misconduct.  In all questions arising under this Agreement, the Shareholder Representative may rely on the advice of outside counsel, and the Shareholder Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice.

(d)        The Shareholders shall severally but not jointly indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, to the extent permitted by Applicable Law, on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

(e)        At any time during the Survival Period, a majority-in-interest of the Shareholders may, by written consent, appoint a new representative as the Shareholder Representative.  Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Shareholders of a majority-in-interest of those Shareholders and, along with a consent in writing of such new representative to assume the obligations of Shareholder Representative and any such other assignments, consents or waivers as reasonably requested by Parent, must be delivered to Parent not less than ten days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.  For the purposes of this Section 10.01, a “majority-in-interest of the Shareholders” shall mean Shareholders representing in the aggregate over 50% of the percentage interests in the Indemnity Holdback.

(f)         In the event that the Shareholder Representative becomes unable or unwilling to continue in his, her or its capacity as Shareholder Representative, or if the Shareholder Representative resigns as a Shareholder Representative, a majority-in-interest of the Shareholders may, by written consent, appoint a new representative as the Shareholder Representative.  Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Shareholders of a majority-in-interest of the Shareholders, along with a consent in writing of such new representative to assume the obligations of Shareholder Representative and any such other assignments, consents or waivers as reasonably requested by Parent, must be delivered to Parent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given as follows,

If to the Company or the Shareholder Representative, to:

Leadformix, Inc.
Attn: Srihari P. Sampath-Kumar
1656 Kennard Way
Sunnyvale CA 94087

Fax: 414.298.9248

with a copy to:
Wilson Sonsini Goodrich & Rosati
Attn: Suzanne Bell
650 Page Mill Road
Palo Alto, CA 94304

If to Parent or Merger Subsidiary, to:

Callidus Software Inc.
6200 Stoneridge Mall Road, Suite 500
Pleasanton, California 94588
Attention: V. Holly Albert
Facsimile No.: (925) 251 2365

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications hereunder shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.

Section 11.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent.

Section 11.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.06.  Jurisdiction.  Subject to the provisions of Section 9.07, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except as set forth in Section 6.01 with respect to Company Indemnified Persons.

Section 11.09.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.10.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable Person who has read that reference and such representations and warranties.

Section 11.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 11.06, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13.  No Other Representations or Warranties.  Parent acknowledges that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 hereto (and any certificate delivered by the Company hereunder), and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article 4 hereof (and any certificate delivered by the Company hereunder).

Section 11.14.  Waiver of Conflict.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is the client of each of Wilson Sonsini Goodrich & Rosati (“WSGR”). After the Closing, it is possible that WSGR will represent the Shareholders, the Shareholder Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement, including, without limitation, matters related to the Indemnity Holdback and any claims related thereto pursuant to this Agreement.  Parent,  the Company and the Surviving Corporation, hereby agree that WSGR (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement and any claims that may be made thereunder pursuant to this Agreement. WSGR (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this

Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.  Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this waiver and consent.

[Remainder of page left intentionally blank—signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LEADFORMIX, INC.

By:		/s/ Srihari P. Sampath-Kumar
Name: Srihari P. Sampath-Kumar
Title: Chief Executive Officer

Callidus Software Inc.

By:	/s/ Leslie J. Stretch
	Name:	Leslie J. Stretch
	Title:	Chief Executive Officer and President

SC Acquisition Inc.

By:	/s/ Ronald J. Fior
	Name:	Ronald J. Fior
	Title:	President and Chief Financial Officer

Srihari P. Sampath-Kumar, as Shareholder Representative

/s/ Srihari P. Sampath-Kumar

[Signature Page to Agreement and Plan of Merger]

Annex A

Key Employee Shareholders

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Annex B

Advisor Recipients

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Annex C

Wage Recipients

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Annex D

Shareholder Notes

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit A

Agreement of Merger

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit B

Form of Noncompetition Agreement

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit C

Form of Advisor Letter Agreement

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Exhibit D

Form of Repayment and Release Agreement

[Omitted pursuant to Item 601(b)(2) of Regulation S-K]

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules to the Merger Agreement have been omitted:

Schedule 1.01(a)        Settlement Agreement

Schedule 1.01(b)        Transfer Agreement

Schedule 1.01(c)        Special Tax Items

Company Disclosure Schedule

Section 4.04(iii): Non-Contravention

Section 4.05: Capitalization

Section 4.06: Subsidiaries

Section 4.07: Financial Statements

Section 4.08: Absence of Certain Changes

Section 4.09: No Undisclosed Liabilities

Section 4.10: Material Contracts

Section 4.11: Litigation

Section 4.12: Compliance with Laws and Court Orders

Section 4.13: Assets and Properties

Section 4.14: Products and Services

Section 4.15: Intellectual Property

Section 4.17: Licenses and Permits

Section 4.19: Finders’ Fees

Section 4.20: Tax Matters

Section 4.21: Employees

Section 4.22: Labor Matters

Section 4.23: Employee Benefits Plans

Section 4.26: Affiliate Transactions

Section 4.27: Bank Accounts; Letters of Credit; Powers of Attorney

Section 4.28: Customers